250 WEST 57TH ST. ASSOCIATES L.L.C.

CONSENT

In response to the letter from Peter L. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March 10, 2004 and the accompanying Statement by the Agents (the "Statement"; terms being used herein as defined therein), the undersigned Participant in 250 West 57th St. Associates L.L.C. hereby:

A. ENHANCEMENT, FINANCING, AND LEASE EXTENSION PROGRAM

CONSENTS:	DOES NOT CONSENT:

Consents to ____	Disapproves of _____

the updated program for Building enhancements, Fee Mortgage increase and any Lease extension, all as described in the letter from Peter L. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March 10, 2004 and the accompanying Statement.

B. DISCRETIONARY REFINANCING AUTHORITY OF THE AGENTS

CONSENTS:	DOES NOT CONSENT:

Consents to ____	Disapproves of _____

giving present and successor Agents discretionary authority to refinance the Fee Mortgage for a principal amount not to exceed $30.5 million plus refinancing costs, with an institutional lender, non-recourse, from time to time, all as described in the letter from Peter L. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March 10, 2004 and the accompanying Statement.

C. VOLUNTARY COMPENSATION PROGRAM

CONSENTS:	DOES NOT CONSENT:

Consents to ____	Disapproves of _____

paying Wien & Malkin LLP voluntary compensation from certain Capital Transaction receipts arising after the date of this Agreement, all as described in the letter from Peter L. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March 10, 2004 and the accompanying Statement.

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________, 2004

(Signature)

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED, THE PARTICIPANT SHALL BE DEEMED TO HAVE CONSENTED TO ALL ITEMS.